Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-288746) pertaining to the Hess Corporation Employees’ Savings Plan of our report dated June 4, 2025, with respect to the statement of net assets available for benefits of the Hess Corporation Employees’ Savings Plan and the related notes included in this Annual Report (Form 11-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Houston, Texas
June 24, 2026